UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 20, 2013

YOU ON DEMAND HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	000-19644 (Commission File Number)	20-1778374 (IRS Employer Identification No.)

27 Union Square, West Suite 502
New York, New York  10003
Telephone No.: 212-206-1216
(Address and telephone number of Registrant's principal
executive offices and principal place of business)

 (Former name or address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into A Material Definitive Agreement.
Item 2.01	Completion of Acquisition or Disposition of Assets.

On May 20, 2013, YOU On Demand Holdings (the “Company”), through its indirect variable interest entity in the People’s Republic of China (“PRC”), Beijing China Broadband Network Technology Co., Ltd. (“WFOE”) entered into an Equity Transfer Agreement (the “Agreement”) with  Shandong Broadcast Network (“Shandong Broadcast”) pursuant to which the parties conditionally agreed to the sale to Shandong Broadcast of all of WFOE’s equity interest in Jinan Guangdian Jia He Broadband Co., Ltd. (“Jinan Broadband”), a PRC joint venture owned 51% by WFOE and 49% indirectly by Shandong Broadcast.  Pursuant to its terms, and a separate letter agreement between the parties dated July 23, 2013, the transfer of WFOE’s 51% interest in Jinan Broadband would become effective upon (i) approval of the relevant PRC governmental authorities, and (ii) agreement between the parties of final terms for the payment of the RMB 29,000,000 (approximately $4.7 million) payment price by Shandong Broadcast to WFOE.  On June 20, 2013, the sale was approved by the PRC Administration for Industry and Commerce.  On July 31, 2013, the parties agreed on pricing terms whereby Shandong Broadcast would pay (i) RMB 5,000,000 by July 31, 2013, (ii) RMB 10,000,000 by November 20, 2013, and (ii) the remaining RMB 14,000,000 by May 20, 2014.  Accordingly, based on the agreements between the parties, the sale of Jinan Broadband to Shandong Broadcast became final on July 31, 2013.

The foregoing description does not purport to be a complete statement of the parties’ rights and obligations under the Agreement, the July 23, 2013 letter agreement or the July 31, 2013 letter agreement, or a complete explanation of the material terms thereof.  The foregoing description is qualified in its entirety by reference to the provisions of the Agreement attached to this report as Exhibit 10.1, 10.2 and 10.3, respectively.

Item 9.01.	Financial Statements and Exhibits.

(d)            Exhibits

Exhibit No.	Description

10.1	Equity Transfer Agreement, dated May 20, 2013. [English Translation]

10.2	Letter Agreement, dated July 23, 2013 [English Translation]

10.3	Letter Agreement, dated July 31, 2013 [English Translation]

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

YOU ON DEMAND HOLDINGS, INC.

Date: August 6, 2013	By:	/s/Marc Urbach
Marc Urbach President and Chief Financial Officer